FRB WEBER SHANDWICK
    FINANCIAL COMMUNICATIONS    RE:  PRIME GROUP REALTY TRUST    [COMPANY LOGO]
                                     77 WEST WACKER DRIVE
                                     SUITE 3900
                                     CHICAGO, ILLINOIS 60601
                                     NYSE: PGE
                                     www.pgrt.com


FOR YOUR INFORMATION:

At Prime Group Realty Trust:                            At FRB|Weber Shandwick:
Stephen J. Nardi              Louis G. Conforti         Georganne Palffy
Acting Chairman of the Board  Office of the President   General Inquiries
312/917-1300                  Chief Financial Officer   312/266-7800
                              312/917-1300

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 1, 2002


               PRIME GROUP REALTY TRUST AGREES TO SELL NON-CORE
                 SUBURBAN OFFICE PROPERTIES FOR $133.3 MILLION


Chicago, IL, Wednesday, May 1, 2002 - Prime Group Realty Trust (NYSE: PGE; the "Company") announced today that it had agreed to sell nine suburban office properties to an affiliate of Blackstone Real Estate Advisors, L.P. ("Blackstone") for $133.3 million, including the assumption of approximately $113 million of debt related to the properties. The Company intends to utilize the net proceeds of approximately $19 million from the sale to fund capital and operating needs of the Company. The Company will realize a GAAP loss of approximately $36 million.

"The sale of these suburban properties is consistent with our strategy of selling non-core assets, particularly those which require substantial current and future capital expenditures like this portfolio," commented Jeffrey A. Patterson, Co-President and Chief Investment Officer. The properties contain approximately 1.4 million net rentable square feet and are located principally in the west and northwest suburbs of Chicago.

The Company can give no assurance that it will be able to complete this transaction upon the terms set forth above, or that if it is completed, that it will be completed on the terms set forth above or on any other terms that are favorable to the Company.

Blackstone has completed its due diligence review of the properties and deposited a $10.0 million letter of credit in escrow as earnest money. The closing of the sale is subject to the Company obtaining lender consents to property loan assumptions by Blackstone and certain loan modifications, tenant estoppel certificates and the satisfaction of other customary conditions. The closing of the transaction is expected in mid-June.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. Including the nine suburban office properties referred to above, the Company owns 24 office properties containing an aggregate of approximately 7.8 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.